Exhibit 99.1

COMMERCIAL METALS COMPANY

REPORTS PRELIMINARY VOTING RESULTS OF ANNUAL MEETING OF

STOCKHOLDERS

Irving, TX — February 3, 2012 — Commercial Metals Company (the “Company”) (NYSE: CMC) announced today the preliminary voting results of its Annual Meeting of Stockholders, held February 3, 2012, in Irving, Texas.

The Company’s stockholders elected the following three directors to serve as directors until the 2015 Annual Meeting of Stockholders and until their successors are elected:

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Harold L. Adams — Chairman Emeritus of RTKL Associates, Inc. of Baltimore, Maryland; director of Legg Mason, Inc. and Lincoln Electric Holdings, Inc. Mr. Adams sits on the Company’s Audit and Finance Committees.

•	Joseph Alvarado — President and Chief Executive Officer of the Company; director of Spectra Energy Corp.

•

Anthony A. Massaro — Chairman of the Board of Directors; former Chairman and CEO of Lincoln Electric Holdings, Inc.; director of PNC Financial Services Group, Inc. Mr. Massaro is a member of the Company’s Audit and Nominating and Corporate Governance Committees.

The stockholders also approved the following three proposals:

•	a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2012;

•	a proposal to approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2012 Annual Meeting; and

•	an advisory, non-binding proposal to hold an advisory vote on executive compensation every year.

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Media Contact:

Barbara Smith

214-689-4300

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